Exhibit 99.1

  DPAC Technologies Continues Investment in the Wireless and Military Markets as It Reports Results for First Quarter of Fiscal Year 2004


    GARDEN GROVE, Calif.--(BUSINESS WIRE)--June 30, 2003--DPAC
Technologies Corp. (Nasdaq:DPAC):

    --  Research and development increases to 15% of sales
    -- Loss per share for the quarter, prior to litigation reserve, matches loss per share from the previous quarter
    --  DPAC reserves $750,000 for a potential litigation settlement

    DPAC Technologies Corp. (Nasdaq:DPAC), a technology company that provides a diverse portfolio of patented electronic-component-based products, including component packaging technology for high-density, space-saving memory and wireless applications, and solutions for digital image enhancement, today reported results for its first quarter of fiscal year 2004, ended May 31, 2003.

    First Quarter Operating Results

    For the first fiscal quarter ended May 31, 2003, revenue was $5.2 million as compared to revenue of $11.9 million for the first quarter of the previous year. The decrease in revenue for the quarter is principally attributed to a significant decrease in memory prices, a change in product mix and a decrease in the average selling price. The loss for the quarter was $(0.9) million or $(0.04) per share, as compared to net income of $0.8 million or $0.04 per share for the prior year's first quarter.

    Comment and Outlook

    "DPAC has experienced tremendous performance over the prior four year's with its proprietary stacking technology and has strengthened its balance sheet during this period," stated Ted Bruce, DPAC's president and CEO. "To ensure the future growth of DPAC, we are putting necessary resources into appropriate business activities as we execute our strategy to generate new technology and products for existing and new markets. During the first fiscal quarter of 2004, we introduced the formation of a new product line for the wireless marketplace. This product in development will provide the hardware and software necessary to implement a wireless solution for our industrial customers. Significant customer interest has been generated due to its capabilities, which will provide quicker time-to-market, at reduced risks and costs to their development cycle."
    Mr. Bruce continued, "This month, we announced the purchase of a marketing and manufacturing license for a proprietary weapons target enhancement product. This product, which is used for the enhancement of real-time images, has presented an excellent opportunity for DPAC to expand our defense market presence.
    "We continue to be viewed as a leader in the memory stacking market segment. With the entry of DRAM semiconductor producers in the stacking business, we must carefully determine the best tactics and business strategy for DPAC. While we are optimistic about the potential for the DuraStack(TM) technology, equally so, we must realize that the long-term success of a service-stacking company is unclear. It is this situation that drives the importance of the diversification efforts for the long-term benefit of our shareholders. So, while it appears the overall stacking technology has been accepted as a viable market, prices have softened in parallel with the general memory market. The DuraStack(TM), which is a best-in-class stacking technology, will offer our customer base a more efficient and solder-free method for their stacking needs."
    Mr. Bruce continued, "We continue to see opportunities for the future growth of DPAC with the above applications. The operational achievements we have delivered indicate that we have the right team in place to successfully execute our strategy."

    Balance Sheet Summary

    At May 31, 2003, DPAC had total assets of $24.9 million, including cash and cash equivalents of $7.6 million. The Company used cash during the quarter, principally for the purchased license agreement and property additions. Current assets were $10.5 million. The Company's current ratio is approximately 4.6-to-1, and its long-term debt has been reduced to $74,000.

    First Quarter Fiscal 2004 Operating Results

    Gross margin for the first quarter of fiscal 2004 was 23.0 percent, compared with 23.7 percent for the fiscal first quarter of 2003, and 25.5 percent for the fourth quarter of fiscal 2003. Changes in the gross margin are impacted by shifts in product mix and memory pricing among the Company's business lines.
    Fiscal 2004 first quarter selling, general and administrative expenses (SG&A) were $1.2 million compared with $1.6 million in the first quarter of fiscal 2003. The decrease in SG&A was primarily related to decreased payroll costs and legal expenses. Fiscal 2004 first quarter research and development expenses were $0.8 million or
15.0 percent of sales, compared to $0.5 million or 3.8 percent of sales for the first quarter of fiscal 2003, due to the Company's increased emphasis on new product and technology development.
    During the quarter, DPAC entered into a potential settlement agreement for its outstanding patent litigation. DPAC recognized a reserve of $750,000 related to this potential settlement.

    Conference Call and Webcast

    Management of DPAC will host a conference call today at 10:30 a.m. Pacific/1:30 p.m. Eastern to discuss the first quarter fiscal year 2004 operating performance. The conference call will feature Chief Executive Officer and President Ted Bruce and Chief Financial Officer William Stowell. To participate on the live call, please dial 800-982-3654 toll free. A phone replay will be available for 48 hours (beginning two hours after the completion of the conference call) by dialing 888-266-2081 or 703-925-2533 and entering the Passcode 185504.

    About DPAC Technologies

    Located in Garden Grove, California, DPAC Technologies provides a diverse portfolio of patented electronic-component-based products including component packaging technology for high-density, space saving memory and wireless applications, and solutions for digital image enhancement. DPAC's products are used in electronic circuits found in network servers, computer storage devices, weapon guidance systems, medical instrumentation, communication devices, refrigeration controls, automotive diagnostic equipment and other advanced equipment.
    The Company also provides value-added manufacturing of prototype designs and medium volume production runs of assembled circuit boards. The Company's web site address is www.DPACTech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements, including statements regarding management's current beliefs concerning the Company's market, technology development, expansion and business plans, the use of its technology in industrial and military programs, relationships in price parity of existing technology with future technology, and the need for various present and future products, which are subject to change, uncertainties and risks. Every statement herein that is not historic in nature is a forward-looking statement for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, and therefore results may differ materially from those set forth in these statements. Factors that affect DPAC's business include, but are not limited to, the success of patented products, future business opportunities with products, the semiconductor market, protection of technology or proprietary rights, risks of litigation, and general market and economic conditions. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.


                        DPAC TECHNOLOGIES CORP.
           Condensed Consolidated Balance Sheet Information
                              (unaudited)

              (In 000's)                   May 31,      February 28,
                                            2003            2003
                                       ---------------  --------------
Cash                                           $7,629          $8,197
Total current assets                           10,489          12,557
Property, net                                   4,101           3,863
Goodwill                                        4,529           4,529
Long-term deferred
     income taxes                               5,125           4,554

Total assets                                  $24,850         $25,753

Current liabilities                            $2,291          $2,257
Long-term debt                                     74              99
Shareholders' equity                           22,485          23,397
Total liabilities and shareholders'
 equity                                       $24,850         $25,753


                        DPAC TECHNOLOGIES CORP.
                     Condensed Statement of Income
                              (Unaudited)

For Periods Ended May 31                        First Fiscal Quarter
(in 000's)
                                              ------------------------
                                                 2004         2003
                                              ------------  ----------
Sales                                              $5,163     $11,937
Cost of sales                                       3,973       9,111
                                              ------------  ----------
Gross profit                                        1,190       2,826
                                              ------------  ----------

Selling, general & administrative costs             1,176       1,579
Reserve for litigation settlement                     750
Research and development                              776         456
                                              ------------  ----------
Total operating costs                               2,702       2,035
                                              ------------  ----------

Income (loss) from operations                      (1,512)        791

Other income                                            8          12
                                              ------------  ----------

Income (loss) before income taxes                  (1,504)        803
                                              ------------  ----------

Income tax benefit                                    571           -
                                              ------------  ----------

Net income (loss)                                   $(933)       $803
                                              ============  ==========

Earnings (loss) per share- Basic                   ($0.04)      $0.04
Earnings (loss) per share- Diluted                 ($0.04)      $0.04

Basic shares                                       20,988      21,016
Diluted shares                                     20,988      21,374



    CONTACT: DPAC Technologies Corp.
             William M. Stowell, 714/898-0007
             William.Stowell@dpactech.com
             www.dpactech.com